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                                                                    EXHIBIT 99.1

[GEN-PROBE LOGO]

CONTACT:

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673

FOR IMMEDIATE RELEASE

GEN-PROBE REPORTS STRONG FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2003

      -- Fourth Quarter Diluted Earnings Per Share Increase to $0.19, 90%
                        Better than Prior Year Period --

    -- Fourth Quarter Revenues Increase to $58.1 Million, Eighth Consecutive
              Quarterly Increase and 31% Above Prior Year Period --

SAN DIEGO, CA, FEBRUARY 12, 2004 -- Gen-Probe Incorporated (Nasdaq: GPRO) today reported strong financial results for the fourth quarter and year ended December 31, 2003. Total revenues for the fourth quarter of 2003 were $58.1 million, compared to $44.2 million for the fourth quarter of 2002, an increase of 31%. Product sales for the fourth quarter of 2003 were $50.8 million, compared to $42.3 million for the fourth quarter of 2002, an increase of 20%. Net income for the fourth quarter was $9.7 million ($0.19 per diluted share), compared to net income of $5.0 million ($0.10 per diluted share), in the fourth quarter of 2002, an increase of 90% per diluted share.

For the full year 2003, the Company's total revenues were $207.2 million, compared to $155.6 million in 2002, an increase of 33%. Product sales in 2003 were $188.6 million, compared to $139.9 million in 2002, an increase of 35%. Net income for 2003 was $35.3 million ($0.72 per diluted share), compared to net income of $13.0 million ($0.27 per diluted share) in 2002, an increase of 167% per diluted share.

"In our first full year as a public company, Gen-Probe achieved strong top- and bottom-line growth through excellent execution in our core clinical diagnostics and blood screening businesses," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "At the same time, we put in place several key building blocks for future growth, so we enter 2004 with excellent momentum. We expect 2004 revenue growth to be driven by the commercial launch of our TIGRIS(R) DTS(TM) System for clinical diagnostic applications, continued international expansion in our blood screening business, and cost-recovery revenue from the West Nile virus (WNV) blood screening assay."

DETAILED RESULTS

Revenues and net income for the fourth quarter of 2003 benefited from an increase in blood screening sales, including a full quarter of U.S. revenue from our WNV assay shipments. Cost-recovery revenues from our WNV assay are included in collaborative research revenues, as this test is being shipped under an investigational new drug (IND) application.

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HIV-1/HCV blood screening product sales (including instruments and ancillaries)
represented $21.8 million, or 43% of product sales in the fourth quarter of 2003, compared to $15.2 million, or 36% of product sales, in the fourth quarter of 2002. Gen-Probe's blood screening assay is marketed worldwide by Chiron as the Procleix(R) System. For 2003, HIV-1/HCV blood screening sales were $76.6 million, or 41% of product sales, compared to $38.0 million, or 27% of product sales, in 2002.

For the fourth quarter of 2003, gross margin on product sales was 79%, compared to 66% for the fourth quarter of 2002. This improvement in gross margin was primarily due to manufacturing costs that were absorbed by research and development for the production of pre-commercial development lots. For 2003, gross margin on product sales was 76%, compared to 62% in 2002.

For the fourth quarter of 2003, research and development (R&D) expenses increased to $18.9 million, or 33% of total revenues, compared to $12.7 million, or 29% of total revenues, for the fourth quarter of 2002. This increase resulted primarily from the production of pre-commercial development lots for the Procleix Ultrio(TM) Assay, our combination blood screening test for HIV-1, HCV and HBV, and for the WNV blood screening test. R&D expenses for the fourth quarter of 2003 were less than expected because some development lot production that was scheduled for late 2003 was shifted into early 2004. For 2003, R&D expenses were $63.2 million, or 31% of total revenues, compared to $46.7 million, or 30% of total revenues, in 2002.

For the fourth quarter of 2003, marketing and sales expenses were $6.1 million, or 11% of total revenues, compared to $5.3 million, or 12% of total revenues, in the fourth quarter of 2002. For 2003, marketing and sales expenses were $22.6 million, or 11% of total revenues, compared to $18.2 million, or 12% of total revenues, in 2002.

For the fourth quarter of 2003, general and administrative (G&A) expenses were $7.5 million, or 13% of total revenues, compared to $4.6 million, or 10% of total revenues, in the fourth quarter of 2002. The increase in G&A expenses was due primarily to the consolidation of Molecular Light Technology, higher legal expenses, and investments in the Company's business development and strategic planning functions. For 2003, G&A expenses were $23.2 million, or 11% of total revenues, compared to $21.0 million, or 13% of total revenues, in 2002.

Gen-Probe continues to have a strong balance sheet. As of December 31, 2003, the Company had $156.3 million of cash, cash equivalents and short-term investments, and no debt. In addition, the Company generated net cash of $52.5 million from its operating activities during the year.

RECENT EVENTS

- WEST NILE FUNDING. In November 2003, Gen-Probe announced that the Company had received $4.3 million in supplemental contract funding from the National Heart, Lung and Blood Institute of the National Institutes of Health. The contract extension supports Gen-Probe's pursuit of clinical studies and the submission of a Biologics License Application for a nucleic acid test for the detection of WNV in donated blood and organs.

- CHIRON REVENUE-SHARING. In November 2003, Gen-Probe and Chiron agreed to amend their worldwide blood screening agreement to adopt permanent, fixed revenue shares for each party. Effective January 1, 2004, Gen-Probe's share is set at 45.75% of net revenues for assays that include a test for HCV. For commercial assays that do not test for HCV, such as the WNV test, the agreement remains unchanged, with each party retaining 50% of net revenues after deduction of appropriate expenses. The amendment also eliminates the possibility of Chiron appointing a third party distributor in the United States.

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-        PROSTATE CANCER COLLABORATION. In November 2003, Gen-Probe and
         DiagnoCure signed a license and collaboration agreement under which they plan to develop, and Gen-Probe agreed to market, an innovative urine test to detect a new, highly specific genetic marker for prostate cancer called PCA3. The agreement is intended to accelerate Gen-Probe's entry into cancer screening, and may provide another clinically important test to be run on the TIGRIS System.

- TOSOH AGREEMENT. In December 2003, Gen-Probe and Tosoh signed a cross-licensing agreement, effective January 1, 2004, for certain NAT technologies in clinical diagnostics and other related fields. Under the agreement, Gen-Probe will earn $7 million in the first quarter, in addition to potential product sales royalties, in exchange for non-exclusive rights to Gen-Probe's proprietary transcription-mediated amplification and ribosomal RNA technologies.

- ULTRIO CLINICAL TRIALS. In December 2003, Gen-Probe began U.S. clinical trials of the Procleix Ultrio Assay on the Company's semi-automated instrumentation system. In January 2004, the Company began U.S. clinical trials of the assay on the fully automated, high-throughput TIGRIS System, triggering a $6.5 million milestone that Gen-Probe will recognize in the first quarter.

- TIGRIS SYSTEM APPROVAL. In December 2003, the U.S. Food and Drug Administration (FDA) granted marketing clearance for sexually transmitted disease testing on Gen-Probe's TIGRIS System. The TIGRIS System has been approved to run Gen-Probe's APTIMA COMBO 2(R) Assay, an FDA-approved amplified nucleic acid test for simultaneously detecting Chlamydia trachomatis and Neisseria gonorrhoeae.

- VAGINAL SWAB APPROVAL. In January 2004, Gen-Probe received FDA approval for the APTIMA(R) Vaginal Swab Specimen Collection Kit, the first kit that enables patients to self-collect vaginal swab specimens to be tested for Chlamydia trachomatis and Neisseria gonorrhoeae using the APTIMA Combo 2 Assay.

- KEY HIRES FOR CANCER PROGRAM. Two nationally-recognized oncology researchers have joined Gen-Probe to help lead the Company's cancer diagnostics program. Daniel O'Shannessy, Ph.D., has joined Gen-Probe as senior director, strategic planning - oncology diagnostics. Dr. O'Shannessy was previously chief scientific officer at Fujirebio Diagnostics, and is the author of approximately 50 scientific publications. Harry Rittenhouse, Ph.D., has joined Gen-Probe as director of cancer diagnostic research in R&D. Dr. Rittenhouse, an expert in prostate cancer, previously worked at Beckman Coulter, and is the author of more than 50 scientific publications.

2004 FINANCIAL GUIDANCE

Gen-Probe's 2004 financial guidance, which was announced in December, is repeated below:

-        Total revenues of $235 million to $245 million.

-        Product gross margins in the low- to mid-70s range.

-        Research and development expenses of about 28% of total revenues.

-        Sales and marketing expenses of between 10% and 11% of total revenues.

- General and administrative expenses of between 11% and 12% of total revenues.

-        Fully diluted earnings per share of between $0.85 and $0.90.

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WEBCAST CONFERENCE CALL

A live webcast of Gen-Probe's fourth quarter and full year 2003 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on February 12, 2004. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available until 11:59 p.m. Eastern Time on February 18, 2004. The replay number is (800) 937-1821 for domestic callers and (402) 220-4880 for international callers.

ABOUT GEN-PROBE

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products used for the clinical diagnosis of human diseases and for screening donated human blood. Using its patented NAT technology, Gen-Probe has received FDA approvals or clearances for more than 60 products that detect a wide variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and has more than 700 employees. Additional information about the Company can be found at www.gen-probe.com.

TIGRIS, DTS, APTIMA and APTIMA COMBO 2 are trademarks of Gen-Probe Incorporated.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "2004 financial guidance," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2004 growth targets, (ii) the possibility that the market for the sale of our new products, such as our APTIMA Combo 2 assay, may not develop as expected, (iii) the enhancement of existing products and the development of new products may not proceed as planned, (iv) the risk that our Ultrio Assay and West Nile virus clinical trials may not proceed as planned and may not be successful, (v) the risk that our Ultrio Assay and West Nile virus products may not be commercially available in the time frames we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations, (viii) we are dependent on Chiron Corporation, Bayer Corporation and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies

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regarding our products could adversely affect sales of our products, (xi)
changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and (xii) our involvement in patent and other intellectual property litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-Q for the quarter ended September 30, 2003 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

                                      # # #

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                             GEN-PROBE INCORPORATED

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       DECEMBER 31,    DECEMBER 31,
                                                                      --------------  --------------
                                                                           2003            2002
                                                                      --------------  --------------
ASSETS
Current assets:
      Cash and cash equivalents                                       $       35,973  $       43,118
      Short-term investments                                                 120,333          64,842
      Trade accounts receivable, net of allowance for doubtful
       accounts of $717 in 2003 and $787 in 2002                              15,158          11,891
      Accounts receivable - other                                              2,555           1,024
      Inventories                                                             15,096          12,928
      Deferred income taxes                                                   11,199           7,178
      Prepaid expenses and other current assets                                8,783           5,114
                                                                      --------------  --------------
Total current assets                                                         209,097         146,095

Property, plant and equipment, net                                            65,478          65,870
Capitalized software                                                          24,872          22,802
Goodwill                                                                      18,621          18,621
Other assets                                                                   6,893           4,769
                                                                      --------------  --------------
Total assets                                                          $      324,961  $      258,157
                                                                      ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                $        9,250  $        8,148
      Accrued salaries and employee benefits                                  11,670           8,961
      Other accrued expenses                                                   6,085           5,704
      Income tax payable                                                       6,191             894
      Deferred income taxes                                                      220               -
      Deferred revenue                                                         6,681           7,100
                                                                      --------------  --------------
Total current liabilities                                                     40,097          30,807

Deferred income taxes                                                          6,850           5,112
Deferred revenue                                                               5,667           6,333
Deferred rent                                                                    323             327

Minority interest                                                              1,649               -

Commitments and contingencies

Stockholders' equity:
      Preferred stock, $.0001 par value per share, 20,000,000 shares
          authorized, none issued and outstanding                                  -               -
      Common stock, $.0001 par value per share; 200,000,000 shares authorized, 48,721,560 and 47,599,890 shares issued and
          outstanding at December 31, 2003 and 2002, respectively                  5               5
      Additional paid-in capital                                             212,586         192,624
      Deferred compensation                                                     (538)              -
      Accumulated other comprehensive income                                     343             300
      Retained earnings                                                       57,979          22,649
                                                                      --------------  --------------
Total stockholders' equity                                                   270,375         215,578
                                                                      --------------  --------------
Total liabilities and stockholders' equity                            $      324,961  $      258,157
                                                                      ==============  ==============

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                             GEN-PROBE INCORPORATED

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                  DECEMBER 31,                     DECEMBER 31,
                                              2003           2002              2003            2002
                                          -----------------------------  -------------------------------
                                                   (UNAUDITED)
Revenues:
      Product sales                       $     50,799  $        42,346  $       188,645  $      139,932
      Collaborative research revenue             5,928              156           15,402          11,032
      Royalty and license revenue                1,333            1,664            3,144           4,633
                                          -----------------------------  -------------------------------
Total revenues                                  58,060           44,166          207,191         155,597

Operating expenses:
      Cost of product sales                     10,656           14,471           45,458          53,411
      Research and development                  18,869           12,738           63,193          46,709
      Marketing and sales                        6,096            5,273           22,586          18,199
      General and administrative                 7,476            4,601           23,233          20,995
      Amortization of intangible assets            120               84              372             336
                                          -----------------------------  -------------------------------
Total operating expenses                        43,217           37,167          154,842         139,650
                                          -----------------------------  -------------------------------

Income from operations                          14,843            6,999           52,349          15,947

Other income (expense)
      Minority interest                            (97)               -              (97)              -
      Interest income                              968              428            2,415             906
      Interest expense                              (8)             (19)             (65)         (1,868)
      Other income (expense), net                  373               11              494           3,238
                                          -----------------------------  -------------------------------
Total other income (expense), net                1,236              420            2,747           2,276
                                          -----------------------------  -------------------------------
Income before income taxes                      16,079            7,419           55,096          18,223

Income tax expense                               6,402            2,469           19,766           5,216
                                          -----------------------------  -------------------------------
Net income                                $      9,677  $         4,950  $        35,330  $       13,007
                                          =============================  ===============================

Net income per share:
                                          -----------------------------  -------------------------------
      Basic (1)                           $       0.20  $          0.10  $          0.74  $         0.27
                                          =============================  ===============================
      Diluted (1)                         $       0.19  $          0.10  $          0.72  $         0.27
                                          =============================  ===============================

Weighted average shares outstanding (1):

      Basic                                     48,612           47,600           47,974          47,600
                                          =============================  ===============================
      Diluted                                   50,408           47,610           49,137          47,610
                                          =============================  ===============================

(1) Earnings per share and weighted average shares outstanding have been restated to reflect a two-for-one stock split in September 2003.